Exhibit 99.1

NEWS BULLETIN	FARO Technologies Inc. 250 Technology Park Lake Mary, FL 32746

The Measure of Success

Keith Bair, Senior Vice President and CFO

keith.bair@FARO.com, 407-333-9911

FARO Reports Third Quarter Revenue Growth of 12%, EPS Growth of 38%

LAKE MARY, FL, October 30, 2013 – FARO Technologies, Inc. (NASDAQ: FARO) today announced results for the third quarter ended September 28, 2013. Sales in the third quarter of 2013 increased $7.5 million, or 12.3%, to $68.2 million, from $60.7 million in the third quarter of 2012. The Company reported net income increased 37.3% to $5.0 million, or $0.29 per share, in the third quarter of 2013 compared to $3.7 million, or $0.21 per share, in the third quarter of 2012.

New order bookings for the third quarter of 2013 were $63.4 million, an increase of 3.9% from $61.0 million in the third quarter of 2012.

Gross margin for the third quarter of 2013 was 56.9%, compared to 53.2% in the third quarter of 2012. Gross margins increased primarily due to lower manufacturing costs with improved average selling prices for certain metrology products.

The Company’s operating margin for the third quarter increased to 11.1%, compared to 8.3% in the third quarter of 2012. Operating expenses increased due to staffing costs and related expenses of $4.1 million primarily in our sales and marketing and research and development organizations, offset by lower legal and professional fees of approximately $1.0 million.

“Our strong third quarter revenue growth reflects improved market conditions, excellent sales execution and the positive effect of several new product launches. We continued to accelerate our R&D spending in the quarter and we successfully leveraged our cost base to generate a 38% increase in earnings,” stated Jay Freeland, FARO’s President & CEO. “We launched two important new products over the last two months. The first was our next generation Laser Line Probe with increased speed and data density. The second, launched at the start of the fourth quarter, is our next generation Laser Scanner, the X330. This new, disruptive scanner increases our measurement range to beyond 330 meters, while improving image clarity twofold and incorporating GPS technology for positioning. Overall it was a very good quarter for the Company and we continue to maintain our leadership in the market.”

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about demand for its products, anticipated improvement in the markets in which it operates, its sales strategy and execution, its product launches, its ability to maintain market leadership, and its future operating results and financial condition. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “intend,” “believe,” “will,” “expect” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	development by others of new or improved products, processes or technologies that make the Company’s products obsolete or less competitive;

•	the cyclical nature of the industries of the Company’s customers and material adverse changes in customers’ access to liquidity and capital;

•	declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financing conditions;

•	risks associated with international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, compliance with import and export regulations, and the burdens and potential exposure of complying with a wide variety of U.S. and foreign laws and labor practices; and

•	other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

About FARO

FARO is the world’s most trusted source for 3D measurement technology. The Company develops and markets computer-aided measurement and imaging devices and software. Technology from FARO permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, rapid prototyping, documenting large volume spaces or structures in 3D, surveying and construction, as well as for investigation and reconstruction of accident sites or crime scenes.

Approximately 15,000 customers are operating more than 30,000 installations of FARO’s systems, worldwide. The Company’s global headquarters is located in Lake Mary, FL; its European regional headquarters in Stuttgart, Germany; and its Asia/Pacific regional headquarters in Singapore. FARO has offices in Brazil, Mexico, United Kingdom, France, Spain, Italy, Poland, Netherlands, India, China, Malaysia, Vietnam, Thailand and Japan.

More information is available at http://www.faro.com.

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FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
(in thousands, except share data)	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012

SALES
Product	$55,014	$49,274	$162,670	$159,130
Service	13,176	11,460	39,219	33,595

Total Sales	68,190	60,734	201,889	192,725

COST OF SALES
Product	21,372	21,107	65,632	63,933
Service	7,997	7,323	23,685	22,242

Total Cost of Sales (exclusive of depreciation and amortization, shown separately below)	29,369	28,430	89,317	86,175

GROSS PROFIT	38,821	32,304	112,572	106,550

OPERATING EXPENSES:
Selling	16,366	14,154	49,732	46,033
General and administrative	7,275	7,266	22,616	22,028
Depreciation and amortization	1,699	1,796	5,268	5,164
Research and development	5,884	4,065	16,171	12,998

Total operating expenses	31,224	27,281	93,787	86,223

INCOME FROM OPERATIONS	7,597	5,023	18,785	20,327

OTHER (INCOME) EXPENSE
Interest income	(19)	(20)	(54)	(141)
Other expense, net	809	(46)	1,428	215
Interest expense	2	2	3	22

INCOME BEFORE INCOME TAX EXPENSE	6,805	5,087	17,408	20,231

INCOME TAX EXPENSE	1,763	1,414	4,161	5,074

NET INCOME	$5,042	$3,673	$13,247	$15,157

NET INCOME PER SHARE - BASIC	$0.29	$0.22	$0.78	$0.90

NET INCOME PER SHARE - DILUTED	$0.29	$0.21	$0.77	$0.88

Weighted average shares - Basic	17,095,066	16,944,120	17,053,223	16,892,338

Weighted average shares - Diluted	17,185,380	17,094,102	17,191,407	17,148,555

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	September 28, 2013 (unaudited)	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$116,905	$93,233
Short-term investments	64,995	64,990
Accounts receivable, net	52,939	62,559
Inventories, net	48,973	48,894
Deferred income taxes, net	6,207	7,216
Prepaid expenses and other current assets	14,614	11,186

Total current assets	304,633	288,078

Property and Equipment:
Machinery and equipment	34,519	32,236
Furniture and fixtures	6,748	6,516
Leasehold improvements	11,211	10,897

Property and equipment at cost	52,478	49,649
Less: accumulated depreciation and amortization	(38,143)	(34,305)

Property and equipment, net	14,335	15,344

Goodwill	19,125	18,816
Intangible assets, net	7,972	7,048
Service inventory	18,137	19,125
Deferred income taxes, net	2,452	2,396

Total Assets	$366,654	$350,807

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$8,902	$10,413
Accrued liabilities	18,786	18,216
Income taxes payable	324	4,886
Current portion of unearned service revenues	19,526	19,460
Customer deposits	2,324	2,662
Current portion of obligations under capital leases	4	45

Total current liabilities	49,866	55,682
Unearned service revenues - less current portion	11,701	11,221
Deferred tax liability, net	1,171	1,149
Obligations under capital leases - less current portion	17	19

Total Liabilities	62,755	68,071

Commitments and contingencies

Shareholders’ Equity:
Common stock - par value $.001, 50,000,000 shares authorized; 17,795,117 and 17,653,879 issued; 17,114,882 and 16,973,644 outstanding, respectively	18	18
Additional paid-in capital	188,413	181,094
Retained earnings	117,607	104,358
Accumulated other comprehensive income	6,936	6,341
Common stock in treasury, at cost - 680,235 shares	(9,075)	(9,075)

Total Shareholders’ Equity	303,899	282,736

Total Liabilities and Shareholders’ Equity	$366,654	$350,807

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
(in thousands)	September 28, 2013	September 29, 2012
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income	$13,247	$15,157
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,268	5,164
Compensation for stock options and restricted stock units	3,237	2,956
Provision for (net recovery of) bad debts	426	(155)
Deferred income tax expense (benefit) expense	996	(670)
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	8,951	6,398
Inventories, net	620	(5,998)
Prepaid expenses and other current assets	(3,365)	(1,231)
Income tax benefit from exercise of stock options	(814)	(1,135)
Increase (decrease) in:
Accounts payable and accrued liabilities	(925)	(7,307)
Income taxes payable	(3,700)	82
Customer deposits	(258)	(1,707)
Unearned service revenues	512	1,730

Net cash provided by operating activities	24,195	13,284

INVESTING ACTIVITIES:
Purchases of property and equipment	(1,883)	(3,139)
Payments for intangible assets	(1,787)	(772)

Net cash used in investing activities	(3,670)	(3,911)

FINANCING ACTIVITIES:
Payments on capital leases	(76)	(119)
Income tax benefit from exercise of stock options	814	1,135
Proceeds from issuance of stock, net	3,267	6,107

Net cash provided by financing activities	4,005	7,123

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(858)	(531)

INCREASE IN CASH AND CASH EQUIVALENTS	23,672	15,965

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	93,233	64,540

CASH AND CASH EQUIVALENTS, END OF PERIOD	$116,905	$80,505

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended		Nine Months Ended
(in thousands)	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012

Net income	$5,042	$3,673	$13,247	$15,157
Currency translation adjustments	3,558	1,303	597	(385)

Comprehensive income	$8,600	$4,976	$13,844	$14,772